                             REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Boards of Directors
Nu Skin Acquired Entities

We have audited the accompanying combined balance sheets of Nu Skin Acquired Entities (collectively, the Entities) as of December 31, 1997 and 1996, and the related combined statements of earnings, shareholders' equity (deficit), and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Entities' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Nu Skin Acquired Entities as of December 31, 1997 and 1996, and the combined results of their operations and their combined cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


                                   GRANT THORNTON LLP

Provo, Utah
April 1, 1998